EXHIBIT 10.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

US ENERGY OVERSEAS INVESTMENTS LLC

a Delaware limited liability company

Dated as of May 22, 2006

-i-

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

US ENERGY OVERSEAS INVESTMENTS LLC

This Amended and Restated Limited Liability Company Agreement (as amended, modified or supplemented from time to time, including the Schedules and Exhibits hereto, this “Agreement”) is made and entered into as of the 22nd day of May, 2006 by and among the Members listed on Schedule I attached hereto.

W I T N E S S E T H:

WHEREAS, US Energy Overseas Investments LLC (the “Company”) was formed on October 28, 2005;

WHEREAS, US Energy Systems Inc., as the Company’s sole member, entered into that certain Limited Liability Company Agreement of the Company, dated as of October 28, 2005 (the “Original Agreement”); and

WHEREAS, on the date hereof, VTEX Energy Inc. is being admitted as a Member of the Company and the Members desire to amend and restate the Original Agreement to provide for such admission and for the terms governing the Company;

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

A G R E E M E N T:

SECTION 1. Amendment and Restatement. The Original Agreement is hereby amended and restated in its entirety by this Agreement.

SECTION 2. Limited Liability Company. The rights and duties of the Members shall be as provided in the Act (as herein defined), except as modified by this Agreement. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way as to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 3. Name. The name of the Company is “US Energy Overseas Investments LLC.” The business of the Company may be conducted, upon compliance with all applicable laws, under any name designated by the Board of Managers.

SECTION 4. Definitions. In addition to the terms defined elsewhere in this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Act” means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18-101 et seq., as amended from time to time.

(b) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the first paragraph hereof.

(d) “Board of Managers” has the meaning set forth in Section 16(a) hereof.

(e) “Capital Account” means the account established on the books and records of the Company for each Member. Each Member’s Capital Account shall initially equal the value of the Capital Contribution to the Company, if any, made by the Member. The Members acknowledge and agree that the initial Capital Account of each Member on the date hereof shall be as follows: $0 for VTEX; and $350,000 for USEY. During the term of the Company, each Member’s Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Member and (x) any cash or property subsequently contributed by the Member to the Company, and (ii) decreased by the amount of (y) loss and deduction allocated to the Member and (z) all cash and property distributed to the Member, and shall otherwise be kept in accordance with applicable Treasury Regulations promulgated under Section 704(b) of the Code.

In the event that the Gross Asset Values of assets of the Company are adjusted pursuant to clause (iii) of the definition of “Gross Asset Value,” the Capital Accounts of the Members shall be adjusted for the hypothetical “book” gain or loss that would have been realized by the Members if the Company had sold all the assets of the Company for their Gross Asset Values in a cash sale with the net amount of any gain or loss being treated as actually recognized for purposes of this Section 4(e) and of Section 11 hereof, Schedule I shall be amended by the Managers to reflect the restated capital of the Members as a result of any such adjustment to the Gross Asset Values of the Company’s assets.

(f) “Capital Contribution” means the total amount of cash or other property contributed to the Company by a Member. Contributed property shall be valued at the Gross Asset Value of such contributed property, net of any liabilities assumed to which the contributed property is subject.

(g) “Class A Member” means a Member who holds Class A Membership Units, as set forth on Schedule I hereto, as it may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

(h) “Class A Membership Unit” means a Membership Unit having the rights, preferences and obligations specified in this Agreement with respect to Class A Membership Units.

(i) “Class B Liquidation Allocation Amount” shall mean US$20,900,000 (Twenty Million Nine Hundred Thousand 00/100 United States dollars).

(j) “Class B Member” means a Member who holds Class B Membership Units, as set forth on Schedule I hereto, as it may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

(k) “Class B Membership Unit” means a Membership Unit having the rights, preferences and obligations specified in this Agreement with respect to Class B Membership Units.

(l) “Closing Date” means the date on which the Senior Debt Documents are executed and the transactions contemplated thereby are completed. The Company shall give each Member at least two calendar days prior written notice of when the Closing Date will occur, provided that the making of the capital contribution required to be made by Section 10 hereto by a Member shall be deemed to constitute a waiver of such notice requirement by such Member.

(m) “Code” means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

(n) “Common Stock” means common stock, $0.01 par value, of USEY.

(o) “Company” has the meaning set forth in the first “whereas” clause hereof.

(p) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The Gross Asset Value of any asset contributed by a Member to the Company is the fair market value of such asset at the time of contribution as determined in good faith by the Managers.

(ii) The Gross Asset Value of any Company asset distributed to a Member shall be adjusted to equal the fair market value of such asset on the date of distribution as determined in good faith by the Managers.

(iii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective fair market values, as determined in good faith by the Managers, as of the following times: (1) immediately prior to the acquisition of an additional Membership Unit in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution (including any acquisition of a profits interest); (2) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of money or other Company property as consideration for an interest in the Company; and (3) immediately prior to the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

(iv) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (i) or (iii) above, such Gross Asset Value shall thereafter be adjusted by the depreciation, amortization or cost recovery deductions, if any, taken into account with respect to such asset for purposes of computing Income and Loss.

(v) The term “fair market value” shall mean the amount which, in the good faith judgment of the Managers, would be paid for a particular asset by a willing buyer to a willing seller (neither under any compulsion to buy or sell), unreduced by any liabilities secured by the asset or assumed by any party in connection therewith.

(q) “Income” and “Loss” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss pursuant to this definition shall be added to such income or loss.

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(b) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss pursuant to this definition, shall be subtracted from such taxable income or loss.

(iii) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period, computed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(iv) Any items which are specially allocated pursuant to the provisions of Section 12 hereof shall not be taken into account in computing Income or Loss.

(r) “IRS” means the United States Internal Revenue Service or any successor entity.

(s) “Lien” means any security interest, pledge, hypothecation, mortgage, lien, charge, lease, license, encumbrance, adverse claim, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership.

(t) “Majority Interest” means one or more Members who in the aggregate hold more than 50% of all Class A Membership Units.

(u) “Manager” means any individual who is elected from time to time to the Board of Managers in accordance with the terms of this Agreement.

(v) “Member” means any Person whose name is set forth on Schedule I attached hereto, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

(w) “Membership Units” means the interests in the Company held by the Members, expressed as a number of Class A Membership Units and/or Class B Membership Units held by each Member and set forth opposite such Member’s name on Schedule I attached hereto, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

(x) “Minimum Gain Chargeback” shall have the meaning ascribed thereto in Section 1.704-2(b)(2) of the Treasury Regulations, as it applies to the Company.

(y) “Net Cash Flow” means for any period the amount, computed on a cash basis, equal to:

(i) the sum of (A) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company, all without double counting, and (B) any amounts released from Reserves;

decreased by

(ii) the sum of (A) disbursements of the Company for operating expenses, contributions to Subsidiaries of the Company, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, and (B) any increase in Reserves.

(z) “Nonrecourse Deductions” shall have the meaning ascribed thereto in Section 1.704-2(b)(1) of the Treasury Regulations, as it applies to the Company.

(aa) “Partnership Minimum Gain” shall have the meaning ascribed thereto in Section 1.704-2(b)(2) of the Treasury Regulations, as it applies to the Company.

(bb) “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

(cc) “Qualified Income Offset” shall have the meaning ascribed thereto in Section 1.704-2(b)(2)(ii)(d) of the Treasury Regulations, as it applies to the Company.

(dd) “Registration Rights Agreement” means the Registration Rights Agreement between USEY and VTEX dated as of the date hereof.

(ee) “Reserves” means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the Board of Managers to be adequate and sufficient for costs, expenses and other amounts payable in the Company’s business or otherwise for the long-term goals of the Company, including reserves for unforeseen or contingent liabilities, debts or obligations.

(ff) “Sale” means a sale, transfer, assignment or other disposition of all or substantially all of the assets of the Company or the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(gg) “Secretary of State” means the Secretary of State of the State of Delaware.

(hh) “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(ii) “Senior Debt Documents” means (i) that certain First Lien Credit Agreement to be entered into by and among GBGH, LLC (an affiliate of the Company), as borrower, the initial lenders named therein, Credit Suisse or an affiliate thereof, as first lien administrative agent and as first lien collateral agent and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner and the Loan Documents as defined therein and (ii) that certain Second Lien Credit Agreement to be entered into by and among GBGH, LLC, as borrower, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner and the other parties thereto and the Loan Documents as defined therein.

(jj) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interests thereof or the power to elect a majority of the members of the governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or managing member of such limited liability company, partnership, association or other business entity.

(kk) “Tax Matters Member” has the meaning set forth in Section 26(c) hereof.

(ll) “Transfer” means any direct or indirect sale, transfer, assignment, gift or other disposition of, or the creation of any Lien on, any legal or beneficial interest in the Membership Units of the Company, including as a result of a merger or consolidation involving a Member or a sale of all or substantially all of a Member’s assets or securities.

(mm) “Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

(nn) “Unrecovered Capital” means, with respect to any Member, (i) the aggregate amount of Capital Contributions made by such Member to the Company, minus (ii) the aggregate amount of prior distributions made by the Company to such Member pursuant to Section 11(a)(i)(A)(1) or Section 11(b).

(oo) “USEY” means US Energy Systems Inc., a Delaware corporation.

(pp) “VIP” means Viking International Petroleum Limited, a company organized under the laws of England and Wales.

(qq) “VTEX” means VTEX Energy Inc., a Nevada corporation.

SECTION 5. Purpose of the Company. The purpose of the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed in accordance with the Act.

SECTION 6. Powers. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 5, including the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) to enter into, perform and carry out contracts of any kind, including subordination agreements and contracts with a Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, create a Lien on or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and to perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to appoint employees and agents of the Company and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(i) to dissolve, wind up and cancel its certificate of formation (the “Certificate of Formation”);

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a Lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(m) to establish, create or acquire Subsidiaries and to contribute properties to such Subsidiaries; and

(n) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company.

SECTION 7. Term. The term of the Company began upon the filing of the Certificate of Formation with the office of the Secretary of State and shall continue until the Company is dissolved and wound up and its Certificate of Formation has been cancelled in accordance with this Agreement and the Act.

SECTION 8. Principal Place of Business. The principal place of business of the Company shall be located at such place, within or without the State of Delaware, as the Managers may determine from time to time. The Company may have such other offices as the Managers may determine from time to time.

SECTION 9. Registered Agent; Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person(s) as the Managers may designate from time to time in the manner provided by law.

SECTION 10. Capital Contributions; Membership Units.

(a) Initial Capital Contributions. As of the date hereof, each Member has made the Capital Contribution, if any, set forth opposite such Member’s name in the column captioned “Initial Capital Contribution” on Schedule I attached hereto, and has received the number and class of Membership Units, if any, set forth opposite such Member’s name in the column captioned “Initial Membership Units” on Schedule I.

(b) Additional Capital Contributions; Tax Treatment of Additional Capital Contributions. Each Member hereby agrees to make on the Closing Date the additional Capital Contribution to the Company set forth opposite such Member’s name in the column captioned “Additional Capital Contribution” on Schedule I attached hereto. Upon the making of the additional Capital Contributions set forth on Schedule I on the Closing Date, and, in the case of VTEX only, full compliance with the obligations set forth in Section 27(r) of this Agreement, each Member shall receive the number and class of Membership Units set forth opposite such Member’s name in the column captioned “Additional Membership Units” on Schedule I. VTEX agrees that it will take all necessary actions to cause the outstanding US$367,500 intercompany loan from VTEX to VIP to be converted into equity of VIP prior to the Closing Date and that such additional equity of VIP will be included in the share capital of VIP required to be contributed by VTEX to the Company on the Closing Date. In addition, VTEX agrees that it will cause the share certificates, stock powers and other instruments required to effect its additional Capital Contribution set forth on Schedule I to be placed in escrow (together with all share certificates of Viking Petroleum UK Limited held by VIP), with an escrow agent (it being agreed that counsel to the Company may act as escrow agent) and on terms mutually agreed by VTEX and the Company no later than two weeks following the date hereof, in order to facilitate the making of such additional Capital Contribution to the Company on the Closing Date. The Members acknowledge and agree that upon the contribution of VTEX’s additional Capital Contribution required to be made on the Closing Date and compliance in full by VTEX with its obligations set forth in Section 27 (r) of this Agreement, the Capital Account of VTEX shall be equal to US$350,000.

VTEX’s additional Capital Contribution required to be made on the Closing Date shall be made pursuant to the contribution agreement in the form attached as Exhibit A hereto, which shall be executed and delivered by the Company and VTEX effective as of the Closing Date. The Members acknowledge that VTEX is required to contribute to the capital of the Company on the Closing Date an equity interest in VIP and that VIP will own at the time of that contribution an equity interest in Viking Petroleum UK Limited (“Viking”). The Members further acknowledge that Viking will own at the time of that contribution 100% of Viking UK Gas Limited (“Viking Gas”) and 100% of Viking Petroleum BV (“Viking BV”). The Members intend that (i) VIP will be a disregarded entity for United States federal income tax purposes at the time VTEX contributes to the capital of the Company the equity interest in VIP and VTEX hereby covenants and agrees that it will cause VIP to be a disregarded entity for United States federal income tax purposes prior to making its additional capital contribution required pursuant to this Section 10(b), (ii) Viking Gas and Viking BV will be deemed to be liquidated for United States federal income tax purposes through check-the-box elections to be treated as disregarded entities that are effective before the effectiveness of the check-the-box election referred to in the immediately succeeding clause, (iii) Viking will be deemed to be liquidated for United States federal income tax purposes through a check-the-box election to be treated as a disregarded entity that is effective no later than the day following the date on which VTEX contributes to the capital of the Company the equity interest in VIP, (iv) any income or gain associated with the deemed liquidation referred to in the immediately preceding clause (iii) will be allocated to VTEX pursuant to Section 704(c) of the Code, (v) the Company (and its members other than VTEX) will not be required to include in its income for United States federal income tax purposes any income or gain associated with the deemed liquidations of Viking Gas and Viking BV, and (vi) the Company (and its Members other than VTEX) will not be required to include in its income for United States federal income tax purposes pursuant to Subpart F of the Code any income of Viking, Viking Gas, or Viking BV. VTEX shall indemnify, defend, and hold the Company and USEY harmless on an after-tax basis from any loss, liability, cost and expense, including reasonable attorneys’ fees, arising out of or related, directly or indirectly, to any income or gain required to be included in income for United States federal income tax purposes by the Company (and its Members other than VTEX) to the extent that such income and gain is attributable to any unrealized gain with respect to VIP (and VIP’s interest in Viking and its Subsidiaries) that exists immediately prior to VTEX contributing its equity interest in VIP to the capital of the Company on the Closing Date. VTEX agrees to promptly provide the Company with copies of all forms submitted to and received from the Internal Revenue Service in connection with causing VIP to become a disregarded entity for United States federal income tax purposes.

(c) Default. In the event that any Member defaults (such Member being referred to as a “Defaulting Member”) with respect to such Member’s obligation to make an additional Capital Contribution to the Company on the Closing Date in accordance with Section 10(b) above and Schedule I, then the Company may, in the discretion of the Board of Managers, redeem the Defaulting Member’s entire interest in the Company, including any Membership Units then held by the Defaulting Member or any right to receive Membership Units, for an amount equal to the Defaulting Member’s Capital Account. Such redemption shall occur automatically and without any further action by the parties hereto upon the Company’s delivery of written notice of such redemption to the Defaulting Member and payment in full of the amount of the Defaulting Member’s Capital Account, upon which the Defaulting Member shall be deemed to have withdrawn and shall no longer be a Member of the Company. The Company may also, in the discretion of the Board of Managers, institute a lawsuit against any Defaulting Member for specific performance of its obligation to make an additional Capital Contribution to the Company, and the Defaulting Member shall bear the Company’s costs and expenses (including reasonable attorneys’ fees) incurred in prosecuting such lawsuit.

(d) Additional Capital Contributions;. Except as set forth in Section 10(b) above and Schedule I, no Member shall be obligated to make any additional Capital Contribution. Except as set forth in this Agreement, no Member shall be paid interest on any Capital Contribution.

(e) Withdrawal and Resignation; Return of Capital Contribution. Except in connection with a Defaulting Member pursuant to Section 10(c), a Transfer pursuant to Section 21 or a conversion pursuant to Section 22, no Member shall be entitled to withdraw or resign as a Member of the Company. Except as provided in Section 11 and Section 24 hereof, no Member shall be entitled to receive any distribution from the Company with respect to its Capital Contributions or Capital Account.

(f) Membership Units. Membership Units of the Company shall be either Class A Membership Units or Class B Membership Units. Class B Membership Interests shall have no voting rights with respect to any matter upon which Members of the Company may vote pursuant to this Agreement or the Act and shall have only the right to receive distributive shares of profits, losses, items of income, gain, loss, deduction and credit and distributions of the Company, all in accordance with the terms of this Agreement. Class A Membership Interests shall have full voting rights with respect to any matter upon which Members of the Company may vote pursuant to this Agreement or the Act and shall have the right to receive distributive shares of profits, losses, items of income, gain, loss, deduction and credit and distributions of the Company, all in accordance with the terms of this Agreement.

SECTION 11. Distributions.

(a) General. The Company shall distribute Net Cash Flow periodically as determined by the Board of Managers.

(i) Net Cash Flow distributed at any time shall be distributed:

(A) first, to the Members, pro rata in accordance with their Capital Contributions, if any, as set forth on Schedule I hereto, until each Member has received cumulative distributions of Net Cash Flow equal to (1) the aggregate amount of such Member’s Capital Contributions, if any, as set forth on Schedule I hereto and (2) a preferred return on such Capital Contributions of 12% per annum, compounded annually, from the date each such Capital Contribution was made to the Company to the date each such Capital Contribution was returned to such Member (the “Preferred Return”); and

(B) second, 50% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) and 50% to the Class B Members (pro rata in accordance with their respective Class B Membership Units), until (1) the Class A Members have received aggregate cumulative distributions of Net Cash Flow equal to $350,000 plus an additional amount equal to 12% per annum thereon, compounded annually, from the date hereof until the date such amount is distributed and (2) the Class B Members have received aggregate cumulative distributions of Net Cash Flow equal to $350,000 plus an additional amount equal to 12% per annum thereon, compounded annually, from the date hereof until the date such amount is distributed; and

(C) thereafter, 90% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) and 10% to the Class B Members (pro rata in accordance with their respective Class B Membership Units).

(ii) In the event the Company is subject to any tax or other obligation which is attributable to the interest of one or more Members in the Company, but fewer than all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member or Members, and the amounts otherwise distributable to such Member or Members pursuant to this Agreement shall be reduced by such amount.

(iii) Notwithstanding anything herein to the contrary, the Members understand and agree that distributions of Net Cash Flow or other amounts to the Class B Members are predicated on the continuing existence of an aggregate of 100 Class B Membership Units outstanding and that, to the extent Class B Membership Units are converted into Common Stock, distributions to the Class B Members made after the effective date of such conversion shall be proportionately reduced to reflect the percentage of Class B Membership Units (out of the initial 100 Class B Membership Units outstanding) that were converted. By way of illustration, if 25 Class B Membership Units have been converted into Common Stock and a distribution of Net Cash Flow made after the effective date of such conversion would, without the application of the preceding sentence, result in the distribution of an aggregate of $100 to the Class B Members, such distribution shall be reduced to $75 [$100-(25/100) = $75].

(b) Tax Distributions. To the extent that the Company has sufficient Net Cash Flow, the Company shall use commercially reasonable efforts to make cash distributions to each Member within 90 days of the end of each fiscal year in an aggregate amount equal to the product of (i) the total amount of taxable income allocated to such Member for such fiscal year and (ii) a tax rate reasonably selected by the Managers (“Tax Distributions”). Any Tax Distribution will reduce the amount a Member would otherwise receive pursuant to Section 11(a).

SECTION 12. Allocation of Income and Losses.

(a) Allocations. Subject to clause (b) below,

(i) Income shall be allocated:

(A) first, to each Member until such Member has been allocated Income pursuant to this Section 12(a)(i)(A) equal to the aggregate Net Cash Flow distributed to such Member pursuant to Section 11(a)(i)(A), increased by any Loss allocated to such Member pursuant to Section 12(a)(ii)(A);

(B) second, to each Member until such Member has been allocated Income pursuant to this Section 12(a)(i)(B) equal to the Net Cash Flow distributed to such Member pursuant to Section 11(a)(i)(B), increased by any Loss allocated to such Member pursuant to Section 12(a)(ii)(B); and

(C) thereafter, 90% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) and 10% to the Class B Members (pro rata in accordance with their respective Class B Membership Units).

(ii) Loss shall be allocated:

(A) first, to each Member in an amount equal to the Income previously allocated to such Member pursuant to Section 12(a)(i)(A), reduced by any Loss allocated pursuant to this Section 12(a)(ii)(A);

(B) second, to each Member in an amount equal to the Income previously allocated to such Member pursuant to Section 12(a)(i)(B), reduced by any Loss allocated pursuant to this Section 12(a)(ii)(B); and

(C) thereafter, 90% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) and 10% to the Class B Members (pro rata in accordance with their respective Class B Membership Units).

(iii) Gain on a Sale shall be allocated:

(A) first, to the Members until each Member’s Capital Account is equal to such Member’s Unrecovered Capital plus the Preferred Return thereon;

(B) second, 99% to the Class B Members (pro rata in accordance with their respective Class B Membership Units) and 1% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) until an aggregate amount of gain equal to the Class B Liquidation Allocation Amount is allocated to the Class B Members; and

(C) thereafter, to the Class A Members (pro rata in accordance with their respective Class A Membership Units).

(iv) Loss on a Sale shall be allocated:

(A) first, to the Members until each Member’s Capital Account is equal to such Member’s Unrecovered Capital plus the Preferred Return thereon; and

(B) thereafter, 90% to the Class A Members (pro rata in accordance with their respective Class A Membership Units) and 10% to the Class B Members (pro rata in accordance with their respective Class B Membership Units).

(v) Notwithstanding anything herein to the contrary, the Members understand and agree that allocations of items of Income, Loss, Gain on a Sale, Loss on a Sale or other allocations to the Class B Members are predicated on the continuing existence of an aggregate of 100 Class B Membership Units outstanding and that, to the extent Class B Membership Units are converted into Common Stock, allocations to the Class B Members made after the effective date of such conversion shall be proportionately reduced to reflect the percentage of Class B Membership Units (out of the initial 100 Class B Membership Units outstanding) that were converted. By way of illustration, if 25 Class B Membership Units have been converted into Common Stock and an allocation of Gain on Sale made after the effective date of such conversion would, without the application of the preceding sentence, result in the allocation of an aggregate of $100 of Gain on Sale to the Class B Members, such allocation shall be reduced to $75 [$100—(25/100) = $75].

(b) Special Allocations. Notwithstanding anything to the contrary contained herein,

(i) Revaluation of Property. In addition to the adjustments to the Capital Accounts set forth in the second paragraph of the definition of “Capital Account” regarding adjustments to Gross Asset Values of assets of the Company, the Members may, in accordance with Section l.704-1(b)(2)(iv)(f) of the Treasury Regulations and upon the occurrence of any of the events specified therein, adjust the Members’ respective Capital Accounts to reflect a revaluation of Company property. In the event of any such adjustment, the Members’ respective distributive shares of depreciation, amortization and gain or loss with respect to such revalued property shall be determined so as to take account of the variation between the adjusted tax basis and the book value of such property in the same manner as required by Section 704(c) of the Code.

(ii) Code Section 754 Election. To the extent an adjustment to the tax basis of Company property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section l.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the tax basis of the asset) or loss (if the adjustment decreases such tax basis), and such gain or loss shall be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Section l.704-1(b)(2)(iv)(m) of the Treasury Regulations.

(iii) Modifications. Notwithstanding anything to the contrary contained in this Section 12, Income and Loss of the Company shall at all times be allocated in a manner which is not inconsistent with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder, and the Board of Managers may modify the allocations set forth herein to comply with this requirement.

(iv) Qualified Income Offset. If an allocation of losses would create a Capital Account deficit (or increase a Capital Account deficit) for any Member, such Member shall be allocated profits as a Qualified Income Offset in an amount and manner sufficient to eliminate such Capital Account deficit as quickly as possible, in a manner consistent with Section l.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(v) Contributed Property. Gain, loss and deductions with respect to property contributed to the Company shall be allocated among the Members’ respective Capital Accounts so as to take account of the variation between the tax basis of such property to the Company and its fair market value at the time of its contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

(vi) Nonrecourse Liabilities.

(A) Nonrecourse Deductions shall be allocated in accordance with the requirements of Section 1.704-2(e)(2) of the Treasury Regulations.

(B) Any item of Company Loss or deduction that is attributable to “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Treasury Regulations Section 1.752-2) for such “partner nonrecourse debt.”

(C) In the event that there is a net decrease during a fiscal year in either Company “minimum gain” (as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)) or Member “nonrecourse debt minimum gain” (as defined in Treasury Regulations Section 1.704-2(i)(2)), then, notwithstanding any other provision of this Section 12, each Member shall receive such special allocation of items of Company Income and gain as are required in order to conform to Treasury Regulations Sections 1.704-2(f) and (i).

(vii) Certain Prevented or Required Allocations. In the event that an allocation is or has been prevented or required pursuant to clauses (iv) or (vi) of this Section 12(b), the Members subsequently may make special allocations of Income or Loss (or individual items thereof) to the extent that, in their judgment, such allocations would (A) be respected under applicable federal income tax law and (B) reduce the difference between the actual Capital Account of each Member and the Capital Account such Member would have had in the absence of Sections 12(b)(iv) or (vi).

(viii) Tax Allocations. Each item of Income, gain, Loss, deduction or credit for federal, state and local income tax purposes shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to Sections 12(a) and (b), except as otherwise provided herein. The tax allocations made pursuant to this Section 12(b)(viii) shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

(c) Change in Membership Units. If there is a change in the number of Membership Units held by any Member during any fiscal year, allocations of Income and Loss among the Members shall be made pro rata in accordance with the number and class of Membership Units held by each Member from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire fiscal year if the corresponding asset is owned by the Company for the entire fiscal year, and over the portion of a year after such asset is acquired by the Company if such asset is acquired during the fiscal year.

SECTION 13. Withholding. The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, foreign, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, foreign, state or local law. Any amounts so withheld shall be treated as distributed to such Member for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from any Member’s ownership of Membership Units shall be treated as a distribution to such Member and shall reduce future distributions to such Member.

SECTION 14. Books, Records and Accounting.

(a) Books and Records. The Company shall maintain complete and accurate books and records of the Company’s business and affairs in accordance with generally accepted accounting principles, consistently applied. The books and records shall be maintained at the principal place of business of the Company and shall be accessible to the Members in accordance with the Act.

(b) Fiscal Year; Accounting. The Company’s fiscal year shall begin on the first day in January each year and end on the last day of the next following December. The accounting methods and principles to be followed by the Company shall be selected from time to time by the Board of Managers.

(c) Reports. The Company shall provide to the Members and the Board of Managers (i) audited financial statements concerning the financial condition and results of operations of the Company and the changes in Members’ Capital Accounts, if any, within 90 days after the end of each fiscal year and (ii) unaudited financial statements concerning the financial condition and results of operations of the Company and the changes in Members’ Capital Accounts, if any, within 30 days after the end of each of the first three quarters of each fiscal year.

SECTION 15. Company Funds. The funds of the Company shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board of Managers. All withdrawals from any such accounts shall be made only by individuals duly appointed by the Board of Managers.

SECTION 16. Board of Managers.

(a) Board of Managers. The business and affairs of the Company shall be managed and controlled by and under the direction of a Board of Managers (the “Board of Managers”), which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Members. Unless authorized by the Board of Managers, no Member and no individual Manager, in his or her capacity as such, shall have the authority to act on behalf of or bind the Company.

(b) Number, Qualification and Tenure. The Board of Managers shall consist of three members. The Managers shall be elected by a plurality vote of the Class A Membership Units, and each Manager elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(c) Initial Members of the Board of Managers. USEY, as the sole Member holding Class A Membership Units on the date hereof, hereby elects the following persons as the initial Board of Managers, to serve until their respective successors are duly elected and qualified:

Asher Fogel

Henry Schneider

Adam Greene

(d) Resignation. A Manager may resign at any time by giving written notice to the Members and the other Managers.

(e) Place of Meetings. The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware.

(f) Regular Meetings. The Board of Managers may hold a regular meeting, to be known as the annual meeting, immediately following any annual meeting of the Class A Members. Other regular meetings of the Board of Managers shall be held at such time and at such place as shall from time to time be determined by the Board of Managers on notice of not less than three days to each Manager, either personally or by mail, fax, telephone or electronic transmission.

(g) Special Meetings. Special meetings of the Board of Managers may be called by any two Managers on notice of not less than three days to each other Manager, either personally or by mail, fax, telephone or electronic transmission.

(h) Quorum. At all meetings of the Board of Managers a majority of the total number of Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by this Agreement or by law. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(i) Organization. The Chief Executive Officer of the Company, if elected, shall act as chairman at all meetings of the Board of Managers. If a Chief Executive Officer is not elected or, if elected, is not present, a Manager chosen by a majority of the Managers present at any meeting of the Board of Managers shall act as chairman at such meeting.

(j) Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if the number of Managers that would be necessary to authorize or take such action at a meeting at which all Managers were present and voted consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers. Prompt notice of each action taken by the Managers by written consent shall be given to each Manager who did not execute such consent.

(k) Attendance by Telephone. Members of the Board of Managers may participate in a duly noticed meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(l) Compensation. Managers shall not receive compensation for their service on the Board of Managers, but the Company shall reimburse the reasonable expenses, if any, of each Manager’s attendance at meetings of the Board of Managers.

(m) Location of Records. The Managers may keep the books of the Company, except such as are required by law to be kept within the state, outside the State of Delaware, at such place or places as they may from time to time determine.

SECTION 17. Meetings of Class A Members.

(a) Time and Place of Meetings. All meetings of the Class A Members, for the election of Managers or for any other purpose, shall be held at such time and place, within or without the State of Delaware, as shall be designated by the Board of Managers. In the absence of any such designation by the Board of Managers, each such meeting shall be held at the principal office of the Company.

(b) Annual Meetings. An annual meeting of the Class A Members may be held for the purpose of electing Managers and transacting such other business as may be properly brought before the meeting. The date of the annual meeting, if any, shall be determined by the Board of Managers.

(c) Special Meetings. Special meetings of the Class A Members, for any purpose or purposes, unless otherwise prescribed by law, may be called at the direction of a majority of the Board of Managers or at the request in writing of a Majority Interest.

(d) Notice of Meetings. Notice of each meeting of the Class A Members stating the place, date and time of the meeting, shall be given, not less than three nor more than ten days before the date of the meeting, to each Class A Member. Notices may be given personally or by mail, fax, telephone or electronic transmission. The notice of any special meeting shall state the purpose or purposes for which the meeting is called.

(e) Quorum. The Majority Interest, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Class A Members, except as otherwise required by law or this Agreement. If a quorum is not present or represented, the Class A Members present in person or represented by proxy at the meeting shall have power, by the affirmative vote of the holders of a majority of the Class A Membership Units held by such Members, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Class A Member.

(f) Voting. At all meetings, each Class A Member shall be entitled to cast one vote, in person or by proxy, for each Class A Membership Unit held by such Member on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the Class A Membership Units present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or this Agreement, a different vote is required, in which case such express provision shall govern and control.

(g) Informal Action. Any action required or permitted to be taken at a meeting of the Class A Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority Interest. Prompt notice of any action taken without a meeting shall be given to each Class A Member who did not consent in writing to such action.

(h) Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, the affirmative vote or written consent of the Majority Interest shall be required to approve the following matters:

(i) A Sale;

(ii) The merger or consolidation of the Company;

(iii) The creation, grant or assumption of any Lien on all or substantially all of the assets of the Company (other than securities of the Company’s Subsidiaries held by the Company);

(iv) A public offering of securities of the Company; and

(v) Changing the number of Managers on the Board of Managers.

(i) Attendance by Telephone. Class A Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(j) Class B Members. Notwithstanding anything in this Agreement to the contrary, Class B Members shall not be entitled to attend or receive notices of the meetings of Members, and, except as provided in Section 21(a) and Section 27(h), Class B Members shall not be allowed or required to consent to, approve or vote on any matter affecting the Company or its affairs. Class B Members shall receive prompt written notice of any action taken (whether at a meeting or by written consent) by the Class A Members.

SECTION 18. Representations and Warranties. Each Member, severally and not jointly, represents and warrants to the Company that:

(a) Such Member is authorized and otherwise fully qualified to purchase or receive and hold Membership Units in the Company and, with respect to Class B Membership Units, shares of Common Stock issuable upon conversion thereof (such shares of Common Stock, together with Membership Units, are referred to collectively as “Securities”). Such Member has full right, power and authority to execute this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly executed by such Member, and constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The execution and delivery of this Agreement by such Member and the performance by such Member of its obligations hereunder does not and will not violate or conflict with (i) any provision of the organizational and governing documents of such Member, (ii) any law, statute, regulation, rule, order or decree applicable to such Member or its properties or (iii) any agreement or instrument by which such Member or its properties is bound.

(c) Such Member is acquiring the Securities for its own account for investment and not with a view to resale or further distribution in whole or part. Such Member is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

(d) Such Member understands and acknowledges that the Securities have not been registered for sale under the Securities Act in reliance on the private offering exemption in Section 4(2) thereof.

SECTION 19. Officers.

(a) Designation and Appointment. The Board of Managers may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Managers), including employees, agents and other persons who may be designated as officers of the Company, with titles including but not limited to “Chief Executive Officer,” “President,” “Treasurer,” and “Secretary,” as and to the extent authorized by the Board of Managers. Any number of offices may be held by the same person. The Board of Managers may, in its discretion, choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board of Managers. The initial officers of the Company shall be as follows:

Name	Title
Asher Fogel	Chief Executive Officer
Henry Schneider	President
Adam Greene	Secretary and Treasurer

(b) Chief Executive Officer. The Chief Executive Officer shall preside at meetings of the Class A Members and at meetings of the Managers. The Chief Executive Officer shall be the chief executive officer of the Company and shall have general supervision, direction and control of the business and affairs of the Company, subject to the control of the Board of Managers. The Chief Executive Officer may sign all certificates, contracts and other instruments of the Company which may be authorized by the Board of Managers and shall have such other functions, authority and duties as are incident to his office or are properly prescribed by the Board of Managers.

(c) President. The President shall perform such duties and have such other powers as may from time to time be prescribed by the Chief Executive Officer or the Board of Managers.

(d) Secretary. The Secretary shall keep a record of all proceedings of the Class A Members and of the Board of Managers. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the Class A Members and shall perform such other duties and have such other powers as may be prescribed by the Board of Managers.

(e) Treasurer. The Treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Managers, at its regular meetings or when the Board of Managers so requires, an account of all transactions as Treasurer and of the financial condition of the Company. The Treasurer shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers.

(f) Other Officers. The Board of Managers may appoint such other officers and agents as it shall deem necessary, and any such officer who is elected or appointed from time to time by the Board of Managers whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Board of Managers.

SECTION 20. Limitation of Liability, Indemnification and Exculpation.

(a) Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

(b) Indemnification and Exculpation.

(i) No Member, Manager or officer of the Company, nor any of their respective directors, officers, stockholders, agents and employees (collectively, the “Indemnified Persons”), shall be liable, in damages or otherwise, to the Company or any other Person, for any act or omission performed or omitted by any of them with respect to this Agreement or the Company’s business and affairs, unless such act or omission constituted gross negligence, willful misconduct or the willful and material breach of an express term of this Agreement on the part of the Indemnified Person. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of any Person otherwise existing at law or in equity, are agreed pursuant hereto to replace to that extent such duties and liabilities.

(ii) The Company, to the fullest extent permitted by law, shall indemnify and hold harmless all Indemnified Persons from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of or in connection with, any action taken or omitted by any Indemnified Person with respect to this Agreement or the Company’s business and affairs (“Losses”). An Indemnified Person’s expenses paid or incurred in defending against any Losses shall be reimbursed as paid or incurred; provided, however, that any such reimbursement of expenses shall be conditioned upon the Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay promptly such reimbursed amount if it should ultimately be determined that such Indemnified Person was not entitled to be indemnified by the Company hereunder. This Section 20(b)(ii) shall not apply with respect to any Indemnified Person for that portion of any Loss that results from the gross negligence or willful misconduct of such Indemnified Person or the willful and material breach of an express term of this Agreement by such Indemnified Person. Any payments made to or on behalf of an Indemnified Person who is later determined not to be entitled to such payments shall be refunded to the Company promptly following such determination. A determination as to whether any Person is entitled to be indemnified by the Company hereunder shall be made (unless determined by a court) (A) by a majority vote of disinterested Managers, even though less than a quorum, (B) if there are no disinterested Managers, or the disinterested Managers so direct, by independent legal counsel in a written opinion to the Company or (C) by the Class A Members.

(iii) Indemnification under this Section 20(b) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder and shall inure to the benefit of the heirs, successors, assigns and administrators of any Person entitled to indemnification hereunder. In the event that the indemnification provided for in this Section 20(b) is unavailable to a Person described herein for any reason whatsoever, the Company, in lieu of indemnifying such Person, shall contribute to the Loss incurred by such Person in such proportion as is deemed fair and reasonable in light of all the circumstances in order to reflect (A) the relative benefits received by the Company and such Person as a result of the event(s) and/or transaction(s) giving rise to such Loss and/or (B) the relative faults of the Company and the Person to be indemnified in connection with such event(s) and/or transaction(s). The rights granted pursuant to this Section 20(b) shall be deemed contract rights, and no amendment, modification or deletion of this Section 20(b) shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or deletion. Any indemnification or right to contribution under this Section 20(b) shall be satisfied solely out of the assets of the Company and, to the extent the Company lacks sufficient funds or is otherwise unable to fully indemnify or make the contribution described herein to all Persons making claims pursuant to this Section 20(b), then any indemnification and contribution payments shall be made on a pro rata basis based on the amount of the Loss incurred by such Persons. The Members shall not be subject to personal liability by reason of these indemnification and contribution provisions.

(iv) The rights to indemnification and contribution and the advancement and payment of expenses conferred in this Section 20(b) shall not be exclusive of any other right that a Person entitled thereto pursuant to this Section 20(b) may have or hereafter acquire under any law (common or statutory), contract or provision of this Agreement.

(v) The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall deem reasonable, on behalf of the Indemnified Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by such Indemnified Persons or other Persons in connection with the activities of the Company, regardless of whether the Company would have the power to protect such Indemnified Persons or other Persons against such liability under the provisions of this Section 20(b).

(vi) If this Section 20(b) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless hold harmless each Person provided for pursuant to this Section 20(b) as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such proceeding, appeal, inquiry or investigation to the fullest extent permitted by the provisions of this Section 20(b) that shall not have been invalidated and by applicable law.

SECTION 21. New Members; Transfer and Issuance of Membership Units.

(a) Issuance of Additional Membership Units. The Company may issue additional Membership Units other than Class B Membership Units to a Person upon (i) the making of a Capital Contribution by such Person, (ii) the approval of the Board of Managers, (iii) the approval of the Majority Interest, (iv) if the Person is not already a Member, the execution by such Person of this Agreement, and (v) the demonstration by such Person to the reasonable satisfaction of the Board of Managers that such issuance will not require the Company to register under or otherwise be subject to the provisions of the Investment Company Act of 1940, as amended, or any other similar legislation or regulatory scheme. In addition, if required by the Board of Managers, such Person shall deliver an opinion of counsel reasonably acceptable to the Board of Managers that such issuance (A) will not violate the Securities Act or any state blue sky laws (including any investor suitability standards) and (B) will not result in the Company ceasing to be treated as a partnership for federal income tax purposes. Following the issuance of Class B Membership Units as contemplated by Section 10(b) and Schedule I, without the written consent of the holders of a majority of the outstanding Class B Membership Units (which consent shall not be unreasonably withheld or delayed), the Company shall not have the authority to issue additional Membership Units that are senior to or pari passu with the Class B Membership Units; provided, that the Company may issue additional Membership Units with voting rights.

(b) Transfer of Membership Units. Membership Units may be Transferred, in whole or in part, only upon (i) the approval of the Board of Managers (which approval shall not be unreasonably withheld or delayed), (ii) the approval of the Majority Interest (which approval shall not be unreasonably withheld or delayed), (iii) if the Transferee is not already a Member, the execution by such Person of this Agreement, and (iv) the demonstration by the Transferee to the reasonable satisfaction of the Board of Managers that such Transfer will not require the Company to register under or otherwise be subject to the provisions of the Investment Company Act of 1940, as amended, or any other similar legislation or regulatory scheme. In addition, if required by the Board of Managers, the Transferee shall deliver an opinion of counsel reasonably acceptable to the Board of Managers that such Transfer (A) will not violate the Securities Act or any state blue sky laws (including any investor suitability standards) and (B) will not result in the Company ceasing to be treated as a partnership for federal income tax purposes. The Company shall receive such additional documentation as it may reasonably request in connection with any such Transfer, including an assignment and assumption agreement, and the Transferee shall bear all of the Company’s expenses and costs incurred in connection with such Transfer, including legal fees and expenses and filing fees. Any attempted Transfer in contravention of this Section 21(b) shall be null and void and shall not be recognized by the Company or the other Members for any purpose whatsoever.

(c) Amendment of Schedule. Upon any issuance of additional Membership Units or any Transfer of Membership Units in accordance with the provisions of this Section 21, the Board of Managers shall amend, modify or supplement Schedule I attached hereto as appropriate to reflect such issuance or Transfer.

SECTION 22. Conversion of Class B Membership Units.

(a) Conversion into Common Stock. Subject to and in compliance with the provisions of this Section 22, Class B Membership Units may be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Class B Membership Units shall be entitled upon conversion shall be equal to the product obtained by (i) dividing the Class B Liquidation Allocation Amount by the Conversion Price (as herein defined) then in effect and (ii) multiplying the amount in the preceding clause (i) by a fraction, the numerator of which is the number of Class B Membership Units held by such Member that are being converted, and the denominator of which is 100 (representing the total number of Preferred Membership Units outstanding on the date hereof). The “Conversion Price” shall initially be $11.00, and shall be adjusted from time to time to reflect any stock splits, reverse stock splits, subdivisions or combinations with respect to the Common Stock occurring after the date hereof.

(b) Optional Conversion. Class B Membership Units may, at the option of the holders of a majority of the Class B Membership Units outstanding, be converted (in whole or in increments of no less than 25 Class B Membership Units (subject to adjustment to reflect any stock splits, reverse stock splits, subdivisions or combinations with respect to the Class B Membership Units occurring after the date hereof)) into shares of Common Stock at any time after the earlier of: (i) the date on which the average market price of the Common Stock (determined by the last sale price reported by the exchange or electronic trading system on which the Common Stock is then listed or traded or, if no sale price is reported for any day, the average of the last bid and asked prices) exceeds $11.00 per share (as adjusted from time to time to reflect any stock splits, reverse stock splits, subdivisions or combinations with respect to the Common Stock occurring after the date hereof) for 20 consecutive trading days; and (ii) the third anniversary of the Closing Date (the earlier of such dates being referred to as the “Optional Trigger Date”). Written notice of the election to convert shall be signed by the holders of a majority of the Class B Membership Units outstanding and delivered to USEY; provided, that such notice shall not be delivered prior to the Optional Trigger Date.

(c) Automatic Conversion. All Class B Membership Units shall, at the option of USEY, be converted into shares of Common Stock at any time after the date on which the average market price of the Common Stock (determined by the last sale price reported by the exchange or electronic trading system on which the Common Stock is then listed or traded or, if no sale price is reported for any day, the average of the last bid and asked prices) exceeds $14.30 per share (as adjusted from time to time to reflect any stock splits, reverse stock splits, subdivisions or combinations with respect to the Common Stock occurring after the date hereof) for 20 consecutive trading days (such date being referred to as the “Automatic Trigger Date”). Written notice of USEY’s election to convert shall be delivered to each Class B Member; provided, that such notice shall not be delivered prior to the Automatic Trigger Date.

(d) Termination of Conversion Right. If the Class B Membership Units have not been converted into shares of Common Stock in accordance with the terms of this Section 22 on or before the sixth anniversary of the Closing Date, the conversion rights granted in this Section 22 shall expire and the Class B Membership Units shall no longer be convertible into shares of Common Stock.

(e) Mechanics of Conversion. Any conversion of Class B Membership Units into shares of Common Stock shall be effective immediately prior to the close of business on the date the notice delivered pursuant to clause (b) or (c) above is received by USEY or the Class B Members, as applicable (the “Effective Date”). The Person or Persons holding the Class B Membership Units which were converted shall, as of the Effective Date, be treated for all purposes as the record holder or holders of the Common Stock issuable upon such conversion and USEY shall, as soon as practicable after the Effective Date, issue and deliver to such Person or Persons a certificate or certificates for the number of shares of Common Stock to which each such Person is entitled. All Class B Membership Units which were converted shall, as of the Effective Date, be deemed to have been retired and canceled and the holder or holders thereof shall be deemed to have withdrawn as a Member or Members of the Company with respect to such Class B Membership Units. No fractional shares of Common Stock shall be issued upon conversion of the Class B Membership Units and, in lieu thereof, USEY shall promptly pay in cash the value of any fractional share of Common Stock otherwise issuable to any holder of Class B Membership Units (based on the last sale price of the Common Stock on the Effective Date as reported by the exchange or electronic trading system on which the Common Stock is then listed or traded or, if no sale price is reported on the Effective Date, the average of the last bid and asked prices). The Company shall promptly deliver to each Member whose Class B Membership Units have been converted cash in an amount equal to any distributions with respect to such Class B Membership Units which had been declared but not paid as of the Effective Date.

(f) Registration Rights. Shares of Common Stock issued upon conversion of Class B Membership Units shall be entitled to registration rights in accordance with that certain Registration Rights Agreement dated as of the date hereof between USEY and VTEX.

(g) Covenants of USEY. USEY hereby covenants and agrees as follows: (i) all shares of Common Stock issued upon conversion of Class B Membership Units will, upon issuance in accordance with the terms hereof, be validly issued, fully paid and nonassessable; (ii) USEY shall at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for conversion in full of all Class B Membership Units; and (iii) USEY shall use its reasonable best efforts to ensure that any shares of Common Stock issued upon conversion of Class B Membership Units are qualified for listing on any exchange or electronic trading system on which the shares of Common Stock are then listed or traded.

(h) No Rights as a Stockholder. No Class B Member shall have any rights as a stockholder of USEY with respect to any shares of Common Stock issuable upon conversion of such Class B Membership Units until the date such shares of Common Stock are issued to such holder on USEY’s records in accordance with the terms hereof and applicable law.

(i) Market Standoff. Each Member who acquires shares of Common Stock upon conversion of Class B Membership Units agrees that it will not, without the prior written consent of the managing underwriter for any registered public offering by USEY of equity securities for its own account, during the period commencing on the date of the final prospectus relating to such public offering and ending on the date specified by USEY and the managing underwriter (such period not to exceed one hundred twenty (120) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned or are later acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

SECTION 23. Dissolution.

(a) Events of Dissolution. The Company shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

(i) The adoption by the Board of Managers of a resolution approving the dissolution and winding up of the Company, followed by the approval of such resolution by the Majority Interest; and

(ii) Judicial dissolution pursuant to the Act.

(b) Automatic Continuation. The Company shall automatically continue without any action on the part of the Members upon the death, retirement, withdrawal, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member or other event which terminates the continued membership of a Member until the Company is otherwise dissolved and wound up pursuant to the terms of this Agreement.

SECTION 24. Winding Up and Distribution of Assets.

(a) Winding Up. If the Company is dissolved, the Board of Managers shall wind up the affairs of the Company.

(b) Distribution of Assets. Upon the winding up of the Company, the Board of Managers shall pay or make reasonable provision to pay all claims and obligations of the Company, including (i) all claims of and obligations to Members in their capacities as creditors, (ii) all costs and expenses of the liquidation and (iii) all contingent, conditional, or unmatured claims and obligations that are known to the Board of Managers, whether the identity of the claimant is known or unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. The remaining proceeds, if any, plus any remaining assets of the Company, shall be distributed to the Members in accordance with the positive balances of their respective Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the taxable year during which the liquidation occurs.

For purposes of the application of this Section 24 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of distribution, and all items of income, gain, loss and deduction with respect to the year of liquidation shall be allocated among the Members. No Member has any obligation to restore a deficit balance in such Member’s Capital Account, if any, or on the Company’s balance sheet.

SECTION 25. Conflict of Interest. No Member or Manager shall be required to act hereunder as its sole and exclusive business activity and any Member or Manager may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company nor any Member or Manager shall have any right by virtue of this Agreement in or to any such other interests or activities or to the income or proceeds derived therefrom. A Member or Manager or its Affiliates may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member or a Manager or an Affiliate thereof and the Company shall be voidable solely because a Member or Manager or an Affiliate thereof has a direct or indirect interest in the transaction if the transaction contains substantially such terms and conditions with respect to the Company as would be contained in a similar agreement entered to as a result of arm’s-length negotiation with an unaffiliated, disinterested third party or if the Majority Interest authorizes, approves or ratifies the transaction.

SECTION 26. Taxation.

(a) Tax Elections. The Board of Managers shall not, without the unanimous written consent of the Class A Members, cause the Company to make an election to be classified as a corporation for federal or state income tax purposes. The Board of Managers shall, upon the written request of any Class A Member and is benefited thereby, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The Board of Managers shall have the authority to make all other Company elections permitted under the Code, including elections of methods of depreciation.

(b) Company Tax Returns. The Board of Managers shall cause the necessary tax returns and information returns for the Company to be prepared. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax returns and information returns. The Board of Managers shall deliver to each Member such information required by such Member to enable such Member to prepare and file its United States federal and state income tax returns reflecting the operations of the Company.

(c) Tax Audits.

(i) USEY shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(ii) If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member, is removed by the Class A Members as the Tax Matters Member or ceases to be a Member, the Majority Interest shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Member shall promptly deliver to each Member a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of Company items. The Tax Matters Member shall, unless the Majority Interest consents to the contrary, diligently and in good faith contest any proposed adjustment of a Company item that principally affects the Members at the administrative and judicial levels, including, if appropriate or if requested by the Majority Interest, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Member or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Member shall keep each Member advised of all material developments with respect to any proposed adjustment that come to its attention, including the scheduling of all conferences and substantive telephone calls with the IRS. Each Member shall be entitled, at its own expense, to attend all meetings with the IRS and to review in advance any material written information (including any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of the Majority Interest, the Tax Matters Member shall not, with respect to any proposed adjustment of a Company item that materially and adversely affects any Member, (A) enter into a settlement agreement that purports to bind Members other than the Tax Matters Member (including any stipulation consenting to an entry of decision by any tax court) or (B) enter into an agreement or stipulation extending the statute of limitations.

(iii) The Company shall promptly deliver to each Member a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any taxing authority relating to the Company that might materially and adversely affect each Member, and shall keep such Members advised of all material developments with respect to any proposed adjustment of Company items that come to its attention.

(iv) Each Member shall continue to have the rights described in this Section 26(c) with respect to tax matters relating to any period during which it was a Member, whether or not it is a Member at the time of the tax audit or contest.

SECTION 27. Miscellaneous.

(a) Governing Law. This Agreement and any controversies or claims hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

(b) Binding Effect. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

(c) Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation.”

(d) Captions. Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

(e) Enforceability. If any provision of this Agreement, or the application of the provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid or unenforceable, shall not be affected thereby.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) Notices. Any notices permitted or required to be given under this Agreement shall be delivered in Person or by overnight or express courier or by registered or certified mail, postage prepaid, and shall be addressed to the Company at its principal place of business and to any Member at the address reflected on the books and records of the Company. Whenever any notice is required to be given under law or the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

(h) Entire Agreement; Amendment. This Agreement and the other documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede all prior understandings or agreements between the parties with respect to such matters. Except as otherwise set forth herein, this Agreement may be amended at any time and from time to time by written consent of a Majority Interest; provided, that no amendment that alters or changes the Class B Liquidation Allocation Amount, the provisions of Section 22 or any other powers, preferences, or other special rights, privileges or restrictions of the Class B Membership Units so as to affect them adversely may be made without the written consent of the holders of a majority of the Class B Membership Units outstanding.

(i) Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

(j) Third Parties. Except as provided in Section 20 hereof, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company.

(k) Facsimile Signatures. The facsimile signature (or other signature by electronic transmission) of any Manager or Member may be used at all times and for all purposes in place of an original signature.

(l) Reliance upon Books, Reports and Records. Unless he or she has knowledge concerning the matter in question which makes his or her reliance unwarranted, each Manager shall, in the performance of his or her duties hereunder, be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by one or more employees of the Company or by legal counsel, accountants or other Persons as to matters such Manager reasonably believes to be within such Person’s professional or expert competence.

(m) Waiver. No failure by the Company, any Manager or Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

(n) Waiver of Partition. Except as may be otherwise required by law in connection with the winding up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(o) Expenses. Each Member shall pay its fees and expenses incurred in connection with the negotiation and execution of this Agreement.

(p) Disputes. Should any dispute arising under this Agreement result in litigation, the prevailing party in such litigation shall be entitled to recover in addition to any other damages all its costs, expenses and reasonable attorneys’ fees.

(q) Issuance of Warrants. On the Closing Date, in consideration for the contributions to be made by VTEX hereunder, USEY agrees that it will issue to VTEX warrants (the “USEY Warrants”) in the forms attached as Exhibits B, C and D hereto, to acquire an aggregate of 500,000 shares of USEY Common Stock.

(r) Transfer of USEY Warrants. Upon receipt by VTEX of the USEY Warrants, VTEX shall, on the Closing Date, transfer such number of USEY Warrants to Mssrs. Grant Emms and Desmond McVeigh as are set forth on Schedule II hereto in compliance with the terms of the USEY Warrants and the Registration Rights Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

US ENERGY SYSTEMS INC.

By:
Name:
Title:

VTEX ENERGY INC.

By:
Name:
Title: